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                                                                     EXHIBIT 4.2


                                 PROMISSORY NOTE


$_______________                                               December __, 1999

         FOR VALUE RECEIVED, RateXchange, Inc., a Delaware corporation (the "Maker"), promises to pay to __________________________________, or assigns (the
"Holder"), at 185 Berry Street, Suite 3515, San Francisco, California 94107, or at such other place as the Holder of this Note may from time to time designate, on ______ ___, 2000 [six months from Closing], the principal amount of _____________________ _____________________ DOLLARS ($ ), together with interest on the unpaid principal amount hereof from the date hereof, until paid in full, said interest to be due and payable on ________ ___, 2000, at a rate per annum (computed on the basis of a 365-day year and applied to the actual number of days elapsed in each interest calculation period) equal to ten percent (10.0%). All payments hereunder shall be made in lawful money of the United States of America, without offset, except as otherwise provided herein.

         The unpaid principal amount of this Note may be prepaid in whole or in part at any time or times without premium or penalty. Each prepayment shall be applied first to the payment of all interest accrued hereunder on the date of any such prepayment, and the balance of any such prepayment shall be applied to the principal amount hereof.

         Upon the consummation any debt or equity financing by Maker in which Maker raises gross proceeds of at least $7.0 million, Maker shall prepay the unpaid principal amount of this Note, together with all accrued interest hereunder through the date of such prepayment. Such prepayment shall be made to Holder within ten (10) business days after the date such financing is consummated. At Maker's election, if such financing is an equity financing involving the issuance of convertible preferred stock, Maker may prepay the unpaid principal amount of this Note, together with all accrued interest hereunder through the date of such prepayment, in whole or in part, in shares of convertible preferred stock issued by Maker in such equity financing, such shares to be valued for purposes of such prepayment at the per share purchase price paid for such convertible preferred stock in such equity financing completed by Maker and to be accompanied by the same rights and be on the same terms and conditions as Holder would have received if it had invested the unpaid principal amount of this Note plus accrued interest in such financing under the documents and agreements entered into in such financing.

         The occurrence of any one or more of the following shall constitute an

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event of default ("Event of Default") hereunder:

                  (1) Failure to pay, when due, the principal and interest payable hereunder on the date on which such principal or interest is due (whether upon maturity hereof, upon any prepayment date, upon acceleration, or otherwise);

                  (2) The failure of Maker generally to pay its debts as such debts become due, the admission by Maker in writing of its inability to pay its debts as such debts become due, or the making by Maker of any general assignment for the benefit of creditors;

                  (3) The commencement by Maker of any case, proceeding, or other action seeking reorganization, arrangement, adjustment, liquidation, dissolution, or composition of it or its debts under any law relating to bankruptcy, insolvency, or reorganization, or relief of debtors, or seeking appointment of a receiver, trustee, custodian, or other similar official for it or for all or any substantial part of its property; or

                  (4) The commencement of any case, proceeding, or other action against Maker seeking to have any order for relief entered adjustment, liquidation, dissolution, or composition of Maker or its debts under any law relating to bankruptcy, insolvency, reorganization, or relief of debtors, or seeking appointment of a receiver, trustee, custodian, or other similar official for Maker or for all or any substantial part of the property of Maker, and (i) Maker shall, by any act or omission, indicate its consent to, approval of, or acquiescence in such case, proceeding, or action, or (ii) such case, proceeding, or action results in the entry of an order for relief which is not fully stayed within seven (7) business days after the entry thereof, or (iii) such case, proceeding, or action remains undismissed for a period of sixty (60) days.

Upon the occurrence of any such Event of Default hereunder, the entire principal amount hereof, and all accrued and unpaid interest thereon, shall be accelerated, and shall be immediately due and payable, at the option of the Holder, without demand or notice, and in addition thereto, and not in substitution therefor, the Holder shall be entitled to exercise any one or more of the rights and remedies provided by applicable law. Failure to exercise said option or to pursue such other rights and remedies shall not constitute a waiver of such option or such other rights and remedies or of the right to exercise any of the same in the event of any subsequent Event of Default hereunder.

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         The Maker promises to pay all reasonable costs and expenses (including without limitation reasonable attorneys' fees and disbursements) incurred in connection with the collection hereof, and to perform each and every covenant or agreement to be performed by the Maker under this Note.

         Any payment on this Note coming due on a Saturday, a Sunday, or a day which is a legal holiday in the place at which a payment is to be made hereunder shall be made on the next succeeding day which is a business day in such place, and any such extension of the time of payment shall be included in the computation of interest hereunder.

         The Maker hereby waives presentment, protest, demand, notice of dishonor, and all other notices, and all defenses and pleas on the grounds of any extension or extensions of the time of payments or the due dates of this Note, in whole or in part, before or after maturity, with or without notice. No renewal or extension of this Note, and no delay in enforcement of this Note or in exercising any right or power hereunder, shall affect the liability of the Maker hereunder. The pleading of any statute of limitations as a defense to any demand against Maker is expressly waived.

         No single or partial exercise by the Holder of any right hereunder shall preclude any other or further exercise thereof or the exercise of any other rights. No delay or omission on the part of the Holder in exercising any right hereunder shall operate as a waiver of such right or of any other right under this Note.

         Whenever used herein, the words "Maker" and "Holder" shall be deemed to include their respective successors and assigns.

         This Note shall be governed by and construed under and in accordance with the laws of State of Delaware (but not including the choice of law rules thereof).

         IN WITNESS WHEREOF, the undersigned has duly executed this Note, or has caused this Note to be duly executed on its behalf, as of the day and year first hereinabove set forth.

                                     RATEXCHANGE, INC.

                                     By: _______________________________________
                                         Donald Sledge
                                         Chief Executive Officer


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